EXHIBIT 10.1
March 31, 2008
To: Paul Curhan
From: Scott Barnum
Re: Employment Agreement
This letter confirms the basic terms and conditions of our offer of employment to you. Please review it carefully and call me if you have any questions or comments. Once you have reviewed it and had your questions and concerns, if any, addressed to your satisfaction, please sign it and retain a copy for yourself and return the original to me. If you accept the offer, this letter will be maintained in your personnel file.
The title of your position is Vice President of Marketing and Brand Development reporting to the CEO, (me). You are the Company’s chief marketing officer. Stated broadly, you are responsible to build craft beverage brands in the mind of the consumer by directing the various marketing functions including, but not limited to; marketing strategy, events, sponsorships, donations, publicity, public relations, point of sale, consumer promotions, advertising, graphic design, packaging, new product development, interactive, communications, etc., to meet Company objectives.
We intend to provide you with a more detailed job description in the near term. However, you should bear in mind that because we staff ourselves leanly, we will require you to perform a broad range of tasks. Further, your tasks may evolve over time as the organization itself grows and matures. You will be expected to perform all tasks reasonably assigned to you, regardless of whether they fall within the scope of your job description.
Compensation and Benefits
Your compensation and benefits package at Pyramid Breweries Inc. upon hire will include the following:
1.	Your base salary will be $5,769.23 per pay period ($150,000 per annum), payable bi-weekly in arrears, by direct bank transfer.
2.	You will be eligible to participate in the Company’s Officer Incentive Compensation Bonus Plan (OICP), which is explained further in this letter. Please note for the 2008 plan year, the individual incentive component of the OICP has been replaced by the Pyramid Breweries Gain Sharing Plan. Any payment to which you may become entitled under the Gain Sharing Plan will be prorated based on employment start date.
3.	You will be eligible to receive a stock option award and restricted stock awards based on both performance and service, which is explained further in this letter.
4.	Your first annual performance review is scheduled for early 2009 consistent with the Company’s annual performance review process and timeline. Interim performance reviews are scheduled at your manager’s discretion.

5.	Your monthly car allowance will be $575.00.
6.	Group medical coverage through Regence Blue Shield. Vision and dental coverage via the Company’s 60% reimbursement program. All coverage begins the first calendar day of the first month after 90 days of employment.
7.	You will earn 160 hours of vacation your first year of service which can be used as earned. Subsequent vacation will be earned according to the same vacation accrual schedule. You will earn 40 hours of sick leave each year of service (up to a maximum of 160 hours). Pyramid Breweries Inc. also observes eight paid holidays each year.

8.	Eligibility for participation in the Pyramid Breweries Inc. 401(k) Plan on July 1, 2008.
9.	This offer is subject to your ability to begin work no later than April 1, 2008. Employment is also subject to you passing our pre-employment drug test as well as a background check.
Your status is that of an employee-at-will. Your employment may be terminated by the Company at any time with or without reason; subject to the terms of this agreement.
Please note that the above described benefits are those currently offered by the Company. The Company may, in its discretion, modify these benefits at any time.
Please be sure to bring a valid Washington driver’s license and a social security card (or other appropriate proof of your identity and authorization to work in the United States) on your first day of employment.
In performing your job duties, you will be exposed to a great deal of confidential information regarding our Company, our products and employees and our customers. It is essential that all such information, which is not generally, known to the public, be kept confidential and not be disclosed to any third parties without our express authorization. I cannot emphasize this point enough. Confidentiality is a primary concern. Accordingly, as part of your employment, you will be asked to sign a nondisclosure agreement.
Performance Based Incentive Program (OICP)
The Company currently has a performance based incentive program for Company officers. The program’s main purpose is to drive improvement in the Company’s overall business performance as measured by certain total Company financial metrics (i.e., the Corporate Target) and divisional financial targets (i.e., Division Targets) as determined by the Compensation Committee or Board each year.
For your position as Vice President of Marketing and Brand Development, your total potential incentive is 40% of your base salary. Your annual incentive targets will be approved by the Compensation Committee.
Annual payments under the Officer Incentive Compensation Plan (OICP) generally occur after the publication of the year-end earnings release and approval by the Pyramid Board of Directors or Compensation Committee. Any payment to which you may become entitled under the Officer Incentive Compensation Plan will be prorated based on employment start date.

Eligibility for the AICP provision under the OICP plan will commence after one year of employment in good standing, and you must remain employed by the Company at the time of the distribution.
As described above under the “Compensation and Benefits,” the individual incentive component of the OICP has been replaced for 2008 fiscal year with the Pyramid Gain Sharing Plan. Performance based incentive programs for years subsequent to 2008 (whether the OICP, the Gain Sharing Plan, or another plan) will be determined by the Compensation Committee.
Equity Compensation:
Subject to approval of the Compensation Committee, you will be granted an option award to purchase 90,000 shares of the Company’s common stock effective December 1, 2008, at an exercise price equal to the closing market price on the date of grant (December 1, 2008). The option will be granted under the terms of the Company’s 2004 Equity Incentive Plan (the “Plan”) and related Stock Option Agreement, and will vest over four years as follows:

On the 1st anniversary from the date of grant	1/4th (22,500 shares)

Each complete one-month period of continuous service following December 1, 2009	An additional 1/36th (1,875 shares)

After 4 years	100% (90,000 shares)
Please note that you must be employed and in good standing on December 1, 2008 to receive this award. The option award will not be considered “granted” for any purpose until the date that the option award is actually granted and you will have no rights under the Plan until such time.
Restricted Stock Awards
Subject to the approval of the Compensation Committee, you will be granted restricted stock awards under the Plan on the following terms (subject to the terms and conditions of the Plan and Restricted Stock Award Notices and Restricted Stock Agreements evidencing the awards (each, an “Award Agreement”):
I.	Annual Awards. You will be granted a restricted stock award for 20,000 shares effective January 1, 2009. These shares are subject to the terms and conditions of the Plan and your Award Agreement, which, among other things, will provide that the shares vest in 20% installments, beginning in January 1, 2010 and on the next four anniversaries of that date; provided, however, that if your employment is terminated by the Company without Cause, or as a result of your death or Disability (all as defined below), subsequent to January 1, 2009, and during any other year, you will receive a prorated portion of the award through the date your employment is terminated;

II.	Annual Performance Awards. You will be entitled to receive stock awards or stock units for an additional 4,000 shares based on the Company’s achievement of certain performance goals upon the filing of the Company’s Annual Report on Form 10-K (“10-K”) for each of the years ended December 31, 2008, 2009, 2010, 2011, and 2012, respectively, (or, if the Company is no longer subject to the reporting requirements under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, upon the completion of the audit of the Company’s financial statements for each of these respective years), if the Company achieves an increase in return on average net equity for the years ending December 31, 2008, 2009, 2010, 2011 and 2012 of at least 200 basis points as compared to return on average net equity for the immediately preceding year (i.e., for the year ending December 31, 2008, a

200 basis point increase as compared to return on average net equity for the year ended December 31, 2007).
With respect to each Performance Award, the date on which the 10-K is filed (or, if the Company is no longer subject to the reporting requirements under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the date on which the audit of the financial statements for the related period is completed shall be referred to herein as the “Performance Award Date” and will also be the “Vesting Commencement Date” for the Performance Award.
Each Performance Award will be in the form of a stock award, provided that you can elect instead to receive a Performance Award in the form of stock units by delivering to the Company written notice to that effect no later than the 10th business day prior to the Performance Award Date for that award. Each Performance Award will be evidenced by an Award Agreement and will be subject to the terms and conditions set forth in such Award Agreement, the Plan and this agreement. In the event of a termination of your employment by the Company without Cause (as defined below), or as a result of your death or Disability prior to grant of the Performance Award, after the filing of the 10-K you will be entitled to receive a pro rata portion if you were employed no less than six months during the calendar year relative to the Performance Award.
As more particularly set forth in the Award Agreement relating to each Performance Award or the Plan, (A) each Performance Award will be subject to a forfeiture restriction that will lapse on the December 31st following its Vesting Commencement Date, (B) the forfeiture restrictions will lapse on an accelerated basis under certain circumstances in the event of a Company Transaction or Change in Control (both as defined in the Plan), and (C) the forfeiture restrictions will lapse on a pro rata basis (based on the date your employment terminates) in the event of a termination of your employment by the Company without Cause (as defined below) or as a result of your death or Disability.
Termination Provision:
In the event your employment may be terminated, your compensation and benefits shall terminate except as otherwise provided below:
Without Cause:
Either you or the Company may terminate your employment at any time by giving fourteen (14) calendar days’ advance written notice of termination to the other without the necessity of cause or good reason (provided, however, that the Company may elect to terminate you on fewer than fourteen (14) calendar days’ notice, in which case you will be entitled to receive the base salary and benefits you would have received had the Company given you the full fourteen (14) calendar days’ notice).
By Company for Cause:
The Company may terminate your employment for cause, without advance written notice of termination, by giving written notice of such termination. For purposes of this agreement “cause” means and is limited to dishonesty, fraud, commission of a crime or an act involving moral turpitude, harassment or illegal discrimination of any nature, including sexual harassment, destruction, theft, or unauthorized use or distribution of Company property or confidential information, fighting with an employee or customer or vendor, intoxication at work, use of alcohol to an extent that it impairs your performance of your duties, use of illegal drugs at any time, malfeasance or gross negligence in the performance of your duties, violation of law in the course of employment, your failure or refusal to perform your duties, your failure or refusal to follow reasonable instructions or directions, misconduct, or any material beach of your duties or obligations to Company.

Death:
Your employment shall terminate automatically upon your death.
Permanent Disability:
The Company may terminate your employment immediately if you become permanently disabled. For purposes of this agreement you will be considered “permanently disabled” if, for a continuous period of twenty-four (24) weeks or more, and you have been unable to perform the essential functions of the job because one or more mental or physical illnesses and/or disabilities, provided that Company may grant you unpaid leave if and to the extent that, in Company’s judgment, doing so is required by law.
Termination Payments:
Termination Without Cause:
If the Company terminates your employment at any time before August 31, 2008 when neither cause nor permanent disability exists, (i) the Company shall pay you, as liquidated damages and in lieu of all other remedies to which you might be entitled arising out of the termination, termination payments equal to four month’s salary plus any incentive compensation bonuses for which you are eligible under the terms of the applicable plan to be paid on a pro rata basis to the date of termination (whether or not the bonus has been achieved will be determined subsequent to the earnings release following the year ending December 31, 2008); and (ii) for a four month period after the date of termination, the Company shall continue to provide at the Company’s cost, the Company’s medical benefits to you and qualifying family members, provided that you have not secured alternate medical coverage during this time, and have elected COBRA coverage. Such liquidated damages shall be paid only if you execute a full and final general release of all claims against Company (including Company’s officers, directors, agents, employees and assigns) arising out of your employment relationship with Company.
If the company terminates your employment any time after September 1, 2008 when neither cause nor permanent disability exists, (i) the Company shall pay you, as liquidated damages and in lieu of all other remedies to which you might be entitled arising out of the termination, termination payments equal to six month’s salary plus any incentive compensation bonuses for which you are eligible under the terms of the applicable plan at that time to be paid on a pro rata basis to the date of termination (whether or not the bonus has been achieved will be determined subsequent to the earnings release following the respective year ending December 31st); and (ii) for a six-month period after the date of termination, the Company shall continue to provide at the Company’s cost, the Company’s medical benefits to you and qualifying family members, provided that you have not secured alternate medical coverage during this time, and have elected COBRA coverage. Such liquidated damages shall be paid only if you execute a full and final general release of all claims against Company (including Company’s officers, directors, agents, employees and assigns) arising out of your employment relationship with Company.
Termination payments shall be paid out at your normal payroll rate on regular payroll days subject to normal payroll deductions for income tax withholding.

All Other Terminations:
In all other cases of termination, including, but not limited to, a termination by Company for cause or resignation of employment, your compensation and benefits shall terminate on the date the employment ends and you shall not be entitled to any termination payments or damages. If your employment is terminated by the Company for cause, or you terminate your employment voluntarily, you will not be eligible to receive the pro rata portion of your vested annual award, and you will not be eligible to receive your performance award.
If you have any questions about any aspect of this letter, please let me know. If you understand the letter and agree to its contents, please sign below, return the original to me and retain a copy for your records.
I am excited about our future together as part of the team here at Pyramid Breweries and am looking forward to working with you.
Sincerely,

/s/ Scott S. Barnum

Scott Barnum	March 31, 2008

Chief Executive Officer	Date
Pyramid Breweries

/s/ Paul Curhan	March 31, 2008

Paul Curhan	Date